Exhibit 10.35

FY 2014 Executive Annual Incentive Plan

Purpose:	The Executive Annual Incentive Plan is designed to motivate Executive Officers to focus on specific, measurable corporate goals and provide performance-based compensation to Executive Officers based on the achievement of these goals.

Eligibility:	The Plan Participants include Executive Officers of Serena. Executive Officers are officers of Serena at the level of Senior Vice President or above. A Plan Participant must be a regular, full-time employee of Serena at the end of the fiscal year and remain actively employed through the date of the bonus payout to be eligible to earn and receive the applicable bonus amount.

Target Bonus:	The target incentive bonus is based on a percentage of the Plan Participant’s annual base salary as set forth in the Plan Participant’s individual Plan Summary. The target incentive bonus for the fiscal year will be based on the amount of base compensation actually earned by the Plan Participant during the fiscal year. The target incentive bonus amount is allocated between EBITA (Earnings Before Interest, Taxes and Amortization) and Total Revenue achievement for fiscal year 2014, weighted at 75% and 25%, respectively.

Bonus Payments:	The incentive bonus will be paid on an annual basis as set forth in this Plan and the Plan Participant’s Plan Summary. Payment will be made within two and one-half months of the financial close of the fiscal year, and will be subject to applicable payroll taxes and withholdings. Bonus amounts applicable to EBITA and Total Revenue achievement will be capped at 200% of the individual target bonus amounts. No portion of the target bonus applicable to EBITA and Total Revenue will be payable under this Plan until achievement of at least 95% and 97.5%, respectively, of the applicable performance metric.

Performance Metrics:	The performance metrics include the annual EBITA and Total Revenue targets under Serena’s fiscal year 2014 operating plan. Seventy-five percent (75%) of the applicable target bonus is allocated to the achievement of EBITA, and twenty-five percent (25%) of the applicable target bonus is allocated to the achievement of Total Revenue. The total bonus payment for the fiscal year will be determined based on actual achievement against the applicable performance metrics.

Achievement Level	95%	97.5%	100%	102.5%	105%
EBITA Target Bonus Payout	25%	62.5%	100%	150%	200%
Total Revenue Target Bonus Payout	—	25%	100%	200%	200%

Proration:	The target incentive bonus will be pro-rated based on the number of days that the Plan Participant is employed as a regular, full-time employee of Serena during the fiscal year and eligible to participate under the Plan. If the Plan Participant’s employment terminates before the end of the fiscal year or prior to the payment of an incentive bonus for the fiscal year, the Plan Participant will not be eligible to receive a prorated portion of the incentive bonus.

Adjustments:	In the event of an acquisition or disposition, restructuring or other extraordinary event impacting Serena’s business or financial performance, the plan administrator may adjust the applicable performance metric to reflect the potential impact upon Serena’s financial performance.

Recovery Policy:	The Compensation Committee of the Board of Directors will, to the extent permitted by law, have the sole and absolute authority to make retroactive adjustments to, and cause Serena to recover, any incentive bonus that is paid to a Plan Participant during the three-year period preceding the date that Serena is required to prepare a restatement of its financial statements (other than those resulting from a change in accounting policies or changes in accounting rules and regulations) if and to the extent the amount of the incentive bonus was predicated upon the achievement of financial results that were adjusted as a result of a restatement. The adjustment to the incentive bonus will be calculated as the excess amount paid on the basis of Serena’s restated results, and will be payable by the Plan Participant to Serena upon demand.

Plan Provisions:	The fiscal year under this Plan commences on February 1, 2013 and ends on January 31, 2014. This Plan supersedes any prior executive annual incentive plans, including the FY 2013 Executive Annual Incentive Plan. In the event of any conflict between the terms of this Plan and Plan Summary, the terms of this Plan will control.

The Plan does not represent an employment contract or agreement between Serena and any Plan Participant. The Plan Participant must sign an individual Plan Summary in order to participate and be eligible to receive a bonus under this Plan. Participation in the Plan does not guarantee participation in other or future incentive plans. Plan structure and participation will be determined on an annual basis.

The Plan will be administered by the Compensation Committee of the Board of Directors. The Plan Administrator will have all powers and discretion necessary or appropriate to administer and interpret the Plan and Plan Summaries, except that actions related to the compensation of Serena’s Chief Executive Officer must be approved by a majority of the non-executive directors of the Board of Directors. The Plan Administrator reserves the right to modify, suspend or terminate the Plan and/or Plan Summaries for any reason at any time, and to exercise its own judgment and discretion with regard to determining the achievement of performance metrics and bonus payments. All determinations and decisions by the Plan Administrator will be deemed final and binding upon Plan Participants. Modifications to the Plan and any Plan Summary are valid only if approved by the Plan Administrator.